Exhibit 10.19

POWERSECURE INTERNATIONAL, INC.

Summary Sheet of Compensation of Non-Employee Directors

As of January 1, 2015

Cash Retainer:	$50,000 per year

Board Chairman Fees:	$15,000 per year

Committee Chairman Fees:	$7,500 per year

Committee Membership Fees:	$7,500 per year per Committee

Restricted Stock Grants:	New Directors: Upon initial election or appointment, a new director receives a number of restricted shares of Common Stock equal to $50,000 divided by the closing sale price of the Common Stock on the date of initial election or appointment (or, if such date is not a trading day, on the first trading day thereafter) as reported by the New York Stock Exchange, vesting on (i) if the new director is elected by stockholders at an annual meeting of stockholders for a three year term, on the last full day of such new director’s term, and (i) for all other new directors, on the third anniversary of election or appointment.

Continuing Directors: On the date of each Annual Meeting of Stockholders, a continuing director receives a number of restricted shares of Common Stock, or restricted stock units (RSUs), or an equal combination of restricted shares and RSUs, at the election of each director, equal to $50,000 divided by the closing sale price of the Common Stock on the date of initial election or appointment as reported by the New York Stock Exchange, vesting in four equal quarterly installments commencing three months after the Annual Meeting